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                                                                    Exhibit 10.8

                              EMPLOYMENT AGREEMENT

      AGREEMENT dated as of January 1, 1997 between NAH NAH COLLECTIONS, INC., a corporation with an address at 213 West 35th Street, New York, New York 10001 (the "Corporation"), and VICTOR COSTA, residing at 3 Quaker Ridge Road, Sherman, Connecticut 06784 ("Costa").

                              W I T N E S S E T H :

      WHEREAS, the Corporation wishes to retain the services of Costa as Design Director for Women's Ready-To-Wear apparel manufactured, promoted, distributed and sold by the Corporation, or any subsidiary or affiliate of the Corporation (the "Women's Wear") upon the terms and subject to the conditions hereinafter set forth, and Costa is willing to serve as Designer Director for the Women's Wear upon such terms and subject to such conditions;

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and Costa hereby agree as follows:

      1. Employment and Term. The Corporation hereby employs Costa, and Costa hereby accepts employment by the Corporation, on the terms and conditions herein contained, to perform the duties described in Section 2 for a term (the "Employment Term") commencing on January 1, 1997 (the "Commencement Date") and, subject to the remaining provisions of this Agreement, ending on December 31, 1999.

      2. Duties. During the Employment Term, Costa shall serve as Design Director for the Corporation. In the course of his employment, Costa's duties as Design Director shall include producing designs for Women's Wear (the "Design") as requested by the Corporation. In addition, Costa agrees to the best of his ability and experience to devote his full working time and efforts to promote the business of the Corporation and to perform all of his duties and obligations required of him by the terms of this Agreement and as may be reasonably assigned to him from time to time by, and subject to the control and direction of, the Board of Directors of the Corporation.

      3. Ownership of Designs. Costa shall produce the Designs as a work-for-hire for the Corporation. Accordingly, except as otherwise provided herein, throughout the development of the Designs and at all times thereafter, as between the Corporation and Costa, the Corporation shall be the sole and exclusive owner of all rights, title and interest in the Designs and all proprietary and other rights pertaining thereto. Costa hereby assigns and transfers to the Corporation irrevocably and absolutely and in perpetuity, all rights, title and interest in the Designs and all proprietary rights and other rights pertaining thereto which Costa may now or hereafter acquire in and to the Designs. Without limiting the generality of the foregoing, the Corporation shall have the sole and exclusive right to distribute, use, display, exhibit license, advertise, publicize or otherwise exploit the Designs by any and all means, whether now known or hereafter devised, in perpetuity and in such a manner and to such extent if at all, as the Corporation, in its sole discretion shall determine. All such rights, title and interest in the
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Designs and all proprietary and other rights pertaining thereto immediately shall vest in the Corporation, its successors and assigns. Costa shall, at the request of the Corporation at any time and from time to time, promptly execute and deliver, or cause to be executed and delivered, to the Corporation, all documents and instruments and promptly take all such action as may be reasonably necessary or appropriate to carry out the purpose and intent of this Section 3. Costa hereby warrants and represents that the Designs have not been previously sold by Costa and are transferred to the Corporation hereunder free and clear of all liens, claims and encumbrances whatsoever. Costa agrees to indemnify and hold harmless the Corporation against all claims, liabilities, demands, expenses and costs (including legal fees and expenses) relating to and in connection with any third party allegation, claim, or action relating to alleged or actual infringement or copying of such third party's designs by any of Costa's Designs.

      4. Use of Designs by the Corporation and other Designer. The Corporation shall determine in its sole discretion whether to use a Design, whether to use an entire Design or a portion thereof, when to use a Design and in connection with which Women's Wear to use a Design. Other designers' lines manufactured by the Corporation shall not use Costa's own designs.

      5. Base Compensation. In consideration of Costa's performance of his services hereunder, the Corporation agrees to pay Costa a salary ("Base Sale") at the rate of $150,000 per year during the Employment Term, payable in accordance with the Corporation's regular pay intervals for its employees or in such other manner as shall be mutually agreeable to Costa and the Corporation. The Corporation's Board of Directors may, in its discretion, at any time and from time to time, increase the Base Salary for Costa and grant Costa other compensation in addition to that provided for hereby.

      6. Incentive Compensation.

            (a) In addition to the Base Compensation referred to in Section 5 above, the Corporation shall pay Costa incentive compensation in the amount of three percent (3%) of any Net Sales (as defined below) above four million dollars ($4,000,000) in any Payment Year (as defined below) (the "Incentive Compensation"). To the extent the Corporation does not generate Net Sales above $4,000,000, Costa shall not be entitled to any Incentive Compensation.

            (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "Net Sales" shall mean the total gross sales price of all Women's Wear designed by Costa pursuant to this Agreement under the "Victor Costa" name and which are shipped by the Corporation after dilution (including deductions for customary trade discounts, allowances and returns actually received); provided, however, that the Corporation shall not be obligated to pay any Incentive Compensation to Costa with respect to sales made through factory outlets or other retail stores owned, leased or controlled by the Corporation, its subsidiaries and affiliates.

                  (ii) "Payment Year" shall mean the twelve month period from January 1 to December 31 (or to the date this Agreement is earlier terminated).


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            (c) With respect to the first six months from the date of this
Agreement, the Corporation shall pay Costa a monthly advance on his Incentive Compensation in the amount of $10,000 per month based on estimated Net Sales by the Corporation in the amount of $8 million for the year to end December 31, 1997 (the "Monthly Advance"). The Monthly Advance shall be payable by the Corporation to Costa on the last day of each month commencing January 31, 1997 and ending June 30, 1997. By July 31, 1997, the Corporation shall adjust its estimate of Net Sales for the year to end December 31, 1997 and based on its new estimate of Net Sales for January 1997 through June 1997, if any, adjust the amount of the Monthly Advance payable to Costa from July 31, 1997 to November 30, 1997 in accordance with its revised estimate. The Corporation shall not be required to pay a Monthly Advance for December 1997. Instead, by January 31, 1998, the Corporation shall calculate actual Net Sales for the year ended December 31, 1997, and make a final adjustment to the Incentive Compensation owed to Costa pursuant to this Agreement. In the event the Incentive Compensation owed to Costa exceeds the total amount of the Monthly Advances paid to Costa from January to November 1997, then the Corporation shall pay the balance of the Incentive Compensation owed to Costa by January 31, 1998. In the event the Incentive Compensation owed to Costa is less than the total amount of Monthly Advances paid to Costa from January to November 1997, then the surplus amount paid to Costa shall be applied to future amounts owed to Costa under this Agreement, or in the event this Agreement is earlier terminated for whatever reason, Costa shall, upon ten (10) days written notice by the Corporation, reimburse the Corporation for such surplus amount.

            (d) With respect to the payment of Incentive Compensation for the year commencing January 1, 1998 and all other years of the Employment Term, the Corporation shall, following the same procedures described with respect to the year to end December 31, 1997 in Section 6(c) above, estimate by December 31 of each year of the Employment Term Net Sales for the following year based on Net Sales for that year, and based on its estimates determine the Monthly Advance payable to Costa for the first six months of the following year. The Corporation shall be entitled to adjust such Monthly Advance by July 31 of each year based on Net Sales for January through June of that year. Such adjusted Monthly Advance shall be payable by the Corporation from July to November of that year. A final calculation of Net Sales and concomitant adjustment shall be made by the Corporation by January 31 of the following year based on actual Net Sales made during the year.

            (e) The Corporation shall withhold from all Base and Incentive Compensation payable to Costa all federal, state, local and other taxes, and amounts as shall be required to be withheld pursuant to applicable law, rule or regulation.

      7. Benefits.

            (a) During the Employment Term, Costa shall be entitled to participate in any medical payment, disability, health or life insurance and similar benefit plans and arrangements which may be or become available to employees of the Corporation in general; provided, that Costa shall be required to comply with the conditions attendant to coverage by such plans and arrangements and shall comply with, and be entitled to benefits only in accordance with, the terms and conditions of such plans and arrangements.


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            (b) Costa shall be entitled to vacation in each year during the
Employment Term in accordance with the vacation policy applicable to the Corporation's employees. Such vacation shall be taken at such time or times as may be mutually agreed upon by the Corporation and Costa.

      8. Termination upon Death: Death Benefit. The Employment Term shall terminate on the date of Costa's death, except that Costa's Base Salary shall be paid to his estate through the end of the month in which his death occurs. In addition upon Costa's death, the Corporation shall pay to Costa's estate the Incentive Compensation payable to Costa pursuant to Section 6 of this Agreement, if any, for a period of six months following the termination of this Agreement. For purposes of payment of the Incentive Compensation pursuant to this Section 8, the Corporation shall pay to Costa's estate for the first five months following Costa's death a Monthly Advance based on the Corporation's previous December 31 estimate of Net Sales for that year. With respect to the Incentive Compensation to be paid by the Corporation for the sixth month, the Corporation shall be entitled to withhold such payment until the following January 31, at which time the Corporation shall make a final calculation of Net Sales for that year and any concomitant adjustment. If as a result of the final calculation of Net Sales for that year, any amounts are owing to Costa's estate, the Corporation shall make such final payment by such following January 31.

      9. Termination for Disability. (a) If, during the Employment Term, Costa shall, because of physical or mental illness or incapacity, become unable adequately to perform the duties and services required of him pursuant to this Agreement for a period of 30 consecutive days or for a period of 60 days in any 180-day period, the Corporation may, upon prior written notice given at any time after the expiration of such 30-day period or 60-day period, as the case may be, to Costa of its intention to do so, terminate the Employment Term to such date as may be set forth in such notice. In case of such termination, Costa shall be entitled to receive his Base Salary through the end of the month in which the Employment Term shall be terminated.

            (b) The Corporation shall maintain a disability insurance policy for Costa's benefit in accordance with disability plans available to employees of the Corporation in general, and the Corporation shall be responsible for the payment of the insurance premium under such policy In the event of termination of this Agreement for disability, any payments received by Costa under such disability insurance policy shall reduce on a dollar-for-dollar basis the Corporation's obligations to make payments to Costa under this Section 9.

      10. Termination by Corporation.

            (a) The Corporation may terminate this Agreement "for cause", without liability other than for payment of accrued but unpaid compensation through the date the Employment Term ends, in the event of one or more of the following:

                  (i) Any act of Costa which has the effect of materially injuring the reputation, business or business relationships of the Corporation.

                  (ii) Conviction (including a conviction on a nolo contenders plea) of any crime or offense which involves property or money of the Corporation, conviction of a felony;


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or Costa's incarceration following any conviction which restricts or limits
Costa's ability to perform his duties hereunder.

                  (iii) Costa's failure, neglect or refusal to perform his duties as set forth herein.

                  (iv) The breach of any representation or warranty contained in this Agreement by Costa.

            (b) Upon termination of this Agreement, for any reason, the Corporation shall have the right to dispose in the ordinary course of business Women's Wear manufactured, promoted or distributed under the "Victor Costa" name for a period of six months after the effective date of termination.

      11. Certain Covenants and Agreements.

            (a) In consideration of Costa's employment hereunder, Costa agrees that during the Employment Term and for a period of six months after termination of this Agreement for any reason (except for termination upon death or disability), Costa will not directly or indirectly (i) solicit or accept any business from any customer to whom the Corporation has sold Women's Wear during the six month period immediately preceding the termination of this Agreement;
(ii) use the name "Victor Costa" or any variation thereof in connection with any apparel activity including Women's Wear; (iii) sell designs or apparel, including apparel similar to the Women's Wear, or (iv) engage in any activity intended to terminate, disrupt or interfere with the Corporation's relationship with a customer, supplier or other person.

            (b) In the event of termination of this Agreement upon expiration of the Employment Term, the Corporation shall pay to Costa in consideration of the covenants set forth in Section 11(a) for the six-month period referred to in
Section 11(a) the higher of (i) the Base Salary pursuant to Section 5 of this Agreement, or (ii) the Incentive Compensation pursuant to Section 6 of this Agreement. In the event the Corporation shall be required to pay Costa the Incentive Compensation pursuant to this Section 11(b). then the Corporation shall for purposes of paying such Incentive Compensation follow a procedure similar to that set forth in Section 8.

            (c) Costa acknowledges that by his employment he will be in a confidential relationship with the Corporation and will have access to confidential Information and trade secrets of the Corporation (collectively, the "Confidential Information"). Confidential Information includes, but is not limited to, customer and client lists of the Corporation other than names of customers and clients furnished by Costa to the Corporation during the term of this Agreement, financial information, price lists, marketing and sales strategies and procedures, computer programs, databases and software, supplier, vendor and service information, personnel information, operating procedures and techniques, business plans and systems, and all other records, files, and information in respect of the Corporation. During the Employment Term and thereafter, Costa shall maintain the strictest confidentiality of all Confidential Information and shall not use or permit the use of, or disclose, discuss, communicate or transmit or permit the disclosure, discussion, communication or transmission of, any Confidential Information. This


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Section 11(c) shall not apply to (i) information that, by means other than
Costa's deliberate or inadvertent disclosure, becomes generally known to the public or (ii) information the disclosure of which is compelled by law (including judicial or administrative proceedings and legal process). In that connection, in the event that Costa is requested or required (by oral question, interrogatories, requests for information or documents, subpoenas, civil investigative demand or other legal process) to disclose any Confidential Information, Costa agrees to provide the Corporation with prompt written notice of such request or requirement so that the Corporation may seek an appropriate protective order or relief therefrom or may waive the requirements or this
Section 11(c). If, failing the entry of a protective order or the receipt of a waiver hereunder, Costa is, in the opinion of counsel, compelled to disclose Confidential Information under pain of liability for contempt or other censure or penalty, Costa may disclose such Confidential Information to the extent so required.

            (d) In the event of a breach or threatened breach by Costa of any of the provisions of this Section 11 the Corporation shall be entitled to an injunction to be issued by any court or tribunal of competent jurisdiction to restrain Costa from committing or continuing any such violation. In any proceeding for an injunction, Costa agrees that his ability to answer in damages shall not be a bar or be interposed as a defense to the granting of a temporary or permanent injunction against him. Costa acknowledges that the Corporation will not have an adequate remedy at law in the event of any breach by him as aforesaid and that the Corporation may suffer irreparable damage and injury in the event of such a breach by him. Nothing contained herein shall be construed as prohibiting the Corporation from pursuing any other remedy or remedies available to the Corporation in respect of such breach or threatened breach.

            (e) If any term or provision of this Section 11 shall be held invalid or unenforceable because of its duration, geographic scope, or for any other reason, the Corporation and Costa agree that the court making such determination shall have the power to modify such provision, whether by limiting the geographic scope, reducing the duration, or otherwise, to the minimum extent necessary to make such term or provision valid and enforceable, and such term or provision shall be enforceable in such modified form.

            (f) The provisions of this Section 11 shall survive the termination of the Employment Term.

      12. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given (a) when delivered personally, (b) five days after the date of mailing, if sent by certified or registered mail, return receipt requested, postage prepaid, (c) the day after having been sent by overnight air courier service (such as Federal Express), all costs and fees prepaid, or (d) upon facsimile transmission, with a confirmation copy to be sent by mail the day of transmission, in each case addressed as follows, or to such other address as any party shall have designated by notice to the other given pursuant hereto:


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      To the Corporation:

      Mr. Hong J. Han President
      Nah Nah Collections, Inc.
      213 West 35th Street
      New York, New York  10001
      Telephone No.: (212) 947-9000
      Fax No.: (212) 947-3195

      With a copy to:

      James Alterbaum, Esq.
      Parker Chapin Flattau & Klimpl, LLP
      1211 Avenue of the Americas
      New York, New York  10036
      Telephone No.: (212) 704-6272
      Fax No.: (212) 704-6288

      To Costa:

      Mr. Victor Costa
      3 Quaker Ridge Road
      Sherman, Connecticut  06784
      Telephone No.: (212) 586-2519

      With a copy to:

      Stanley Lesser, Esq.
      2 West 45th Street, Suite 908
      New York, New York  10036
      Telephone No.: (212) 840-3288
      Fax No.: (212) 398-9708

      13. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of law. The parties hereby agree that a proper forum for suits brought hereunder or relating hereto shall be in a New York State or Federal Court located in New York City and that each will submit to the jurisdiction of such courts with respect to any such suits and that service of process with respect to any such suits may be made by mail to the parties at their respective addresses as set forth in Section 12 hereof.

      14. Severability of Provisions. In the event that any provision or paragraph of this Agreement shall be found to be illegal or a violation of public policy or, for any other reason, unenforceable in law, such find shall in no way invalidate any other provisions or sections of this Agreement.


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      15. Waiver. No omission or delay of either party hereto in requiring due and punctual performance by the other party of the obligations of such other party hereunder shall be deemed to constitute a waiver of its right to require such due and punctual performance thereafter or a waiver of any of its remedies hereunder.

      16. Assignment. Neither party may assign any or all of its rights or delegate any or all of its duties under this Agreement without the prior written consent of the other party. Any attempted assignment in violation of this provision or by virtue of the operation of law shall be void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

      17. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and this Agreement may not be amended, modified or terminated except by a writing signed by each of the parties hereto.

      18. Headings. All headings used in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.


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            IN WITNESS WHEREOF, the parties have signed this Agreement on the date set forth on the first page of this Agreement.

                                    NAH NAH COLLECTIONS, INC.


                                    By: /s/ Hong Han
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                                          Hong Han, President

                                    /s/ Victor Costa
                                    ------------------------------------
                                          Victor Costa


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